Exhibit (a)(1)(H)
FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS REJECTING THE
ELECTION FORM UNDER THE OPTION EXCHANGE PROGRAM

Date:
To:
From:	Endwave Corporation
Re:	Rejected Election Form Under Option Exchange Program
Unfortunately, your Election Form regarding our Option Exchange Program was either inaccurate, incomplete or improperly signed and was not accepted for the following reason(s):          . If you wish to participate in the Option Exchange Program, please complete and execute the attached Election Form and deliver it to Endwave so that it is received before 5:00 p.m., Pacific Time, on February 6, 2008 (or such later date as may apply if this exchange offer is extended), by one of the following means:
By Mail or Courier
Endwave Corporation
130 Baytech Drive
San Jose, California 95134
Attention: Theresa Medina
Phone: (408) 522-3141
By Facsimile
Endwave Corporation
Attention: Theresa Medina
Facsimile: (408) 522-3197
By Hand or Interoffice Mail
Attention: Theresa Medina
By Email
theresa.medina@endwave.com
Please ensure that you receive a confirmation of receipt from us after you submit your Election Form. If we do not receive a properly completed and signed Election Form from you before the deadline for the Option Exchange Program, all eligible option grants currently held by you will remain outstanding according to their existing terms.
You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer) to Theresa Medina at 130 Baytech Drive, San Jose, California, 95134, or by calling (408) 522-3141 or sending an email to theresa.medina@endwave.com.